EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:
Bob O’Malley	Pam Judge
President and Chief Executive Officer	InFocus Corporation
InFocus Corporation	(503) 685-8913
(503) 685-8576

Lisa Prentice
Chief Financial Officer
InFocus Corporation
(503) 685-8576

INFOCUS ANNOUNCES SHARE REPURCHASE PROGRAM

WILSONVILLE, Ore., (August 18, 2008) – InFocus Corporation (NASDAQ:INFS), the industry pioneer in digital projection technology, today announced that the company’s board of directors has authorized a share repurchase program for the purchase of up to 4 million shares of the Company’s common stock over a three year period.

“The Board’s approval of the share repurchase program reflects the confidence we have in our balance sheet, working capital management and in our profit recovery track,” said Bob O’Malley, President and CEO, InFocus Corporation. “We continue to believe that our stock is undervalued.”

Under the authorization, the Company may purchase shares from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules of the Securities and Exchange Commission. The program does not obligate InFocus to acquire any particular amount of common stock and the timing and amount of such purchases will be at the discretion of management and will depend on general business, market and other considerations including alternate investment opportunities. The program may be suspended at any time at the company’s discretion.

About InFocus Corporation

InFocus is the industry pioneer and a global leader in the digital projection market. The company’s digital projectors make bright ideas brilliant everywhere people gather to communicate and be entertained – in meetings, presentations, classrooms and living rooms around the world.

Backed by more than 20 years of experience and innovation in digital projection, as well as 150 patents, InFocus is dedicated to setting the industry standard for large format visual display. The company is based in Wilsonville, Oregon with operations in North America, Europe and Asia. InFocus is listed on NASDAQ under the symbol INFS. For more information, visit the company’s website at www.infocus.com.

Forward Looking Statements

The statements in this press release regarding the repurchase of InFocus Corporation Common Stock and the expected duration of the repurchase program are forward looking statements that are subject to risks and uncertainties. InFocus Corporation may repurchase 4 million shares of its stock, or no shares of its stock, or any amount of shares in between, and lengthen or shorten the repurchase period, depending on the trading price of its Common Stock, which may be positively or negatively impacted by the repurchase program, market conditions, determinations following the date of this announcement to use such funds for other purposes, or for other reasons. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2007 Form 10-K and 2008 Form 10-Q;s, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

###

InFocus, In Focus, INFOCUS (stylized), IN, ASK, Proxima, LiteShow, LP, ScreenPlay,

Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad. DLP and BrilliantColor are trademarks of Texas Instruments. All other trademarks are used for identification purposes only and are the property of their respective owners in this and other countries. All rights reserved.